Exhibit 99

FOR IMMEDIATE RELEASE

Summary:    Mercantile Bankshares Corporation Completes

Acquisition of F&M Bancorp

Baltimore, Md., August 12, 2003 – Mercantile Bankshares Corporation (“Bankshares”) [Nasdaq: MRBK] announced as of close of business today the completion of its acquisition of Frederick, Maryland-based F&M Bancorp (Nasdaq: FMBN), and its principal banking subsidiary Farmers & Mechanics Bank. Completion of the transaction followed the favorable vote of F&M Bancorp shareholders on August 6, 2003, approval of the relevant bank regulatory agencies and satisfaction of all other conditions of closing.

The acquisition solidifies Bankshares’ position as Maryland’s largest independent banking company, with assets in excess of $13 billion. It moves Bankshares firmly into second place in terms of market share, with total deposits of more than $10 billion, and brings total loans to $9 billion.

“This merger combines two dynamic Maryland banking institutions that I believe will better serve our customers and the communities in which they operate,” said Edward J. Kelly III, Chairman, President and CEO of Bankshares. “We hope quickly to build on the strength of these combined businesses to increase market share and further penetrate the highest-growth areas of the state.”

R. Carl Benna, owner and President of North American Housing Corporation, and Howard B. Bowen, President of Ewing Oil Company, as mutually agreed by F&M Bancorp and Bankshares, were elected to the Board of Directors of Mercantile Bankshares Corporation effective today. Mr. Benna and Mr. Bowen were members of the F&M Bancorp Board and remain members of the Farmers & Mechanics Bank Board. “I am delighted that Carl and Howard have agreed to join the Mercantile Board. We will all benefit from their experience and knowledge,” said Mr. Kelly.

Under terms of the agreement announced August 8, 2003, shareholders of F&M Bancorp will receive $50.3703 in cash, 1.2470 shares of Bankshares or a combination thereof, subject to elections and allocation provisions outlined in the definitive merger agreement between Bankshares and F&M Bancorp. The transaction is valued at $543.4 million.

Mercantile Bankshares Corporation is a multibank holding company headquartered in Baltimore. It has 17 banking affiliates in Maryland, one banking affiliate in Delaware and three in Virginia. On October 24, 2003, Fredericktown Bank & Trust will be merged into Farmers & Mechanics Bank. Investment and wealth management services are provided through its largest affiliate, Mercantile-Safe Deposit and Trust Company, which has $42 billion in assets under administration, of which $20 billion are discretionary assets under management.

Investor Contact:

David Borowy

410-347-8361

david.borowy@mercantile.net

Media Contact:

Janice Davis

410-237-5971

janice.davis@mercantile.net